Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Kelly Ford
425-951-1333

SONOSITE ANNOUNCES FIRST QUARTER 2003 RESULTS

Revenues Increase 33.6 Percent Worldwide and Gross Margins Rise for the Ninth Consecutive Quarter to 62.9 Percent

BOTHELL, WA, April 30, 2003 – SonoSite, Inc. (Nasdaq: SONO), the leader in point-of-care ultrasound, today released financial results for the first quarter ended March 31, 2003. In comparison to the first quarter of 2002, SonoSite reported a solid increase in revenues and increasing gross margins. Along with these financial results, in early April the Company launched its newest product, the TITAN™ high-resolution modular ultrasound system.

For the quarter, SonoSite reported revenues of $17.2 million compared to $12.8 million for the first quarter of 2002, an increase of 33.6 percent. SonoSite reported a net loss of $2.6 million, or $0.18 per share, for the quarter. This compared to a net loss of $3.7 million, or $0.32 per share for the comparable quarter in the prior year.

Gross margins increased for the ninth consecutive quarter to 62.9 percent, compared to 58.0 percent in the first quarter of 2002, and 60.3 percent in the fourth quarter of 2002. Gross margins rose as a result of a stronger mix from direct sales and advanced product configurations. As of March 31, 2003, cash, cash equivalents and investment securities totaled $64.9 million.

Compared to the first quarter of 2002, U.S. revenues rose 50 percent with revenue per sales representative increasing 90 percent. In Europe, continued development of our markets resulted in a 63 percent increase in revenues over the same period a year ago. In the JPLAC region (Japan, Asia, Latin America, Australia and Canada), revenues were down 29 percent compared to the comparable quarter in the prior year due to a decrease in Japan. Excluding Japan, JPLAC revenues were up 19 percent on a quarterly comparison basis. Our Japanese revenues were minimal as a result of the ongoing reconfiguration of our Olympus partnership and their sales force. We believe this reconfiguration will result in stronger sales in the long term, with improved revenue in the second half of 2003. The revenue mix was 57 percent domestic and 43 percent international.

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“We are pleased with our overall business results in a quarter affected by the normal seasonality in U.S. hospital purchasing and an expected decline in our revenue from Japan,” said Kevin M. Goodwin, president and CEO. “We met our financial objectives in addition to focusing the entire Company on launching the TITAN system, which is based upon a new generation proprietary ultrasound platform called Maximum Modular Imaging. We believe this new product can improve quality and efficiency in patient care in a variety of clinical environments.

“In summary, we now have three streams of business,” Goodwin continued. “The first is serving our core markets with modular high-resolution ultrasound for new point-of-care users. The second is competing in the mid-range of the annual $3 billion ultrasound market1 with our new imaging platform. The third is creating and serving new visual procedures markets, such as vascular access, primarily with our iLook™ product line.”

Today, SonoSite’s management team will host a conference call at 1:30 p.m. PDT to discuss first quarter results. To listen to the call live, dial 913-981-5517 or toll-free 800-289-0468. The call also will be broadcast live via the “Investors” section of SonoSite’s website (www.sonosite.com).

Outlook

“For the second quarter, we expect revenue of $21 million to $23 million,” Goodwin said. “Margins are expected to be approximately 63 percent. Central to our efforts in the second quarter will be our continued focus on logistics and execution. We anticipate shipping our new TITAN product in the latter part of June. Our TITAN shipments could be up to 50 percent of our Q2 revenues. For the full year, we continue to expect revenue in the range of $90 million to $110 million, and expect to be profitable for the full year with earnings of $0.30 per share to $0.40 per share.”

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, WA, is the leader in the point-of-care ultrasound market. By working to develop products that maximize imaging performance, convenience and design flexibility, SonoSite is creating new markets and removing barriers to the use of ultrasound across medicine. With over 11,000 units sold worldwide since 1999, SonoSite products have become known for exceptional durability with a high design value. The Company is dedicated to putting the power of its technology into the hands of trained health care professionals, allowing them to perform high quality imaging for faster, better-informed clinical decisions that enable earlier treatment and improve patient outcomes.

[1]	The Medical Diagnostic Ultrasound Market in the USA: Challenges and Opportunities in the New Millennium. Klein Biomedical Consultants, Inc. 2001

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Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products and our future financial and operations results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect rate and extent of market acceptance of our products and our financial performance include our ability to manufacture and ship our new TITAN ultrasound systems in a timely manner to meet customer demand, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, our ability to train new users of ultrasound, our limited manufacturing experience, the ability of our relatively new direct sales force to perform, the strength of our competition as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of Operating and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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043003121

SonoSite, Inc.

Selected Financial Information

Consolidated Statements of Operations

(in thousands except per share data) (unaudited)

	Three Months Ended March 31,
	2003	2002
Sales	$17,158	$12,843
Cost of sales	6,367	5,395

Gross margin	10,791	7,448

Operating expenses:
Research and development	2,833	3,248
Sales and marketing	8,890	6,331
General and administrative	2,005	1,525

Total operating expenses	13,728	11,104

Other income (expense), net	373	(15)

Net income (loss)	$(2,564)	$(3,671)

Basic and diluted net loss per share	$(0.18)	$(0.32)

Weighted average common and potential common shares used in computing net loss per share	14,206	11,372

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	March 31, 2003	December 31, 2002
Cash and cash equivalents	$25,636	$26,381
Short-term investment securities	23,170	10,019
Accounts receivable, net	16,731	20,101
Inventories	13,389	11,787
Prepaid expenses and other current assets	1,006	1,339

Total current assets	79,932	69,627

Property and equipment, net	5,727	6,092
Investment securities	16,110	29,421
Other assets	690	737

Total assets	$102,459	$105,877

Accounts payable	$2,803	$4,310
Accrued expenses	5,384	5,404
Current portion of long-term obligations	141	136
Deferred revenue	3,317	3,072

Total current liabilities	11,645	12,922
Deferred rent	270	253
Long-term obligations, less current portion	51	88

Total liabilities	11,966	13,263

Shareholders' equity:
Common stock and additional paid-in capital	177,293	177,149
Accumulated deficit	(88,196)	(85,632)
Accumulated other comprehesive income	1,396	1,097

Total shareholders' equity	90,493	92,614

Total liabilities and shareholders' equity	$102,459	$105,877